As filed with the Securities and Exchange Commission on July 2, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Hawaiian Telcom Holdco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1710376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1177 Bishop Street

Honolulu, Hawaii 96813

(Address of registrant’s principal executive offices)

Hawaiian Telcom 2010 Equity Incentive Plan

(Full title of the plan)

John T. Komeiji

Senior Vice President, Chief Administrative Officer and General Counsel

Hawaiian Telcom Holdco, Inc.

1177 Bishop Street, Honolulu, Hawaii 96813

(808) 546-4511

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Robert I. Townsend, III, Esq.

O. Keith Hallam, Esq.

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement of Hawaiian Telcom Holdco, Inc., a Delaware corporation (the “Company”), on Form S-8 (Registration No. 333-171152) filed with the Securities and Exchange Commission (the “Commission”) on December 14, 2010 (the “Registration Statement”).  The Registration Statement registered a total of 1,400,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Hawaiian Telcom 2010 Equity Incentive Plan.

On July 9, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Cincinnati Bell Inc., an Ohio corporation (“Cincinnati Bell”), and Twin Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Cincinnati Bell (“Merger Sub”).  On July 2, 2018, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Cincinnati Bell.

In connection with the Merger, the offering of securities registered pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Company files this Post-Effective Amendment to hereby terminate the effectiveness of the Registration Statement and remove from registration all Common Stock registered under the Registration Statement but not sold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on July 2, 2018.

Hawaiian Telcom Holdco, Inc.

By:	/s/ John T. Komeiji
Name: John T. Komeiji
Title: Senior Vice President, Chief Administrative Officer and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.